EXHIBIT 21.1
SUBSIDIARIES OF AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
Set forth below is a list of subsidiaries of American Casino & Entertainment Properties LLC. Each of the listed subsidiaries is directly or indirectly wholly-owned by American Casino & Entertainment Properties LLC. All other subsidiaries, in the aggregate, are not significant.

Name	State of Incorporation
Stratosphere LLC	Delaware
Stratosphere Gaming LLC	Nevada
Arizona Charlie’s, LLC	Nevada
Fresca, LLC	Nevada
Charlie’s Holding LLC	Delaware
Stratosphere Land LLC	Nevada
Stratosphere Leasing, LLC	Delaware
Aquarius Gaming LLC	Delaware